Exhibit 99.1

NEWS RELEASE

For Immediate Release
January 31, 2007
For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Elects John R. Elliot to Board of Directors

Charleston, West Virginia - City Holding Company, “the Company” (NASDAQ:CHCO), has elected John R. Elliot, age 61, to its board of directors, increasing the number of directors of the Company from 16 to 17. Elliot, owner and president of AMFM, Inc., which operates skilled nursing facilities throughout West Virginia, was unanimously recommended by the Board’s Governance and Nominating Committee, based upon his qualifications and business experience.

“John represents a wonderful addition to the City Holding Board of Directors,” said Charles Hageboeck, President and Chief Executive Officer of City Holding. “His varied and highly successful business experience combined with his knowledge of our markets and his strong record of civic involvement, make him a highly qualified addition to our board.”

Mr. Hageboeck continued, “In the last five years, City’s Board of Directors has overseen one of the most dramatic turnarounds in banking history. Today, we believe that City is among the strongest banks in the industry. As existing members of our Board reach retirement age, it is incumbent upon our Company to seek individuals with strong business acumen, such as John Elliot, to continue to provide wise counsel and effective representation of our shareholders’ interests.”

Elliot holds a bachelor’s degree in architecture from Kent State University and a bachelor’s degree in health care administration from West Virginia Tech. He currently serves as the Regional Multi-facility Vice Chair and Secretary for the American Health Care Association and was the former President of the West Virginia Health Care Association. In addition, Elliot is a member of the Sunrise Museum Collectors Club, a past Chairman of the United Way Capital Campaign, a member of the United Way board of directors, Captain of the YMCA Spirit of the Valley and a member of the West Virginia Symphony board of directors.

The Board of Directors has recommended Mr. Elliot as a Class I director (whose terms expire at the annual meeting of the shareholders scheduled for 2009) for shareholder approval in the election of directors scheduled for April 25, 2007. City National Bank of West Virginia, a Company affiliate, also elected Elliot to its board of directors on Wednesday, increasing the number of bank directors from 16 to 17.

City Holding Company is a $2.5 billion bank holding Company headquartered in Charleston, WV, and is the parent company of City National Bank of West Virginia. City National operates 67 branches across West Virginia, Eastern Kentucky and Southern Ohio.